Exhibit 99.2

Daniel Ackerman Named Aptar’s Chief Accounting Officer

Crystal Lake, Illinois, July 25, 2024 - AptarGroup, Inc. (NYSE: ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today announced that Daniel Ackerman has been named Chief Accounting Officer, effective August 1, 2024.

“Since joining Aptar over a decade ago, Dan has provided exemplary leadership. He has built a strong team and taken on increasingly challenging responsibilities, most recently helping to lead our renewed focus on cost management,” said Stephan B. Tanda President and CEO of Aptar. “Dan has become a trusted advisor, valued for his integrity and demonstrated commitment to Aptar.”

Ackerman will continue to lead all corporate finance and accounting functions, working closely with the segment finance teams as well as helping to set the company’s long-term financial planning strategy.

Ackerman joined Aptar in 2015 as Vice President, Corporate Controller. His breadth of international experience includes living and working in Latin America and Asia in various finance positions at The Goodyear Tire & Rubber Company. Prior to Goodyear, Ackerman worked at KPMG.

Ackerman is a Certified Public Accountant (CPA) and holds Bachelor of Science degrees in Accounting and Finance from the University of Akron.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has over 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Expressions or future or conditional verbs such as “will” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment. For additional information on these risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Relations Contact:	Media Contact:

Mary Skafidas	Katie Reardon
mary.skafidas@aptar.com	katie.reardon@aptar.com
815-479-5658	815-479-5671